Filed Pursuant to Rule 433

Registration Statement No. 333-161016

June 2, 2010

PRICING TERM SHEET FOR THE 5.70% DEBENTURES, SERIES 2010 B

Issuer:	Consolidated Edison Company of New York, Inc.

Anticipated Ratings (Moody’s; S&P; Fitch)*:	A3 (Stable); A- (Stable); A- (Stable)

Issue of Securities:	5.70% Debentures, Series 2010 B due 2040

Principal Amount:	$350,000,000

Interest Rate:	5.70% per annum

Interest Payment Dates:	June 15 and December 15, commencing on December 15, 2010

Maturity:	June 15, 2040

Treasury Benchmark:	4.625% due February 15, 2040

US Treasury Yield:	4.234%

Spread to Treasury:	+150 basis points

Re-offer Yield:	5.734%

Public Offering Price:	99.514%

Optional Redemption:	Make Whole at Treasury Rate +25 basis points

Pricing Date:	June 2, 2010

Settlement Date:	June 7, 2010 (T+3)

CUSIP:	209111FA6

Joint Book-Running Managers:	Banc of America Securities LLC

J.P. Morgan Securities Inc.

Morgan Stanley & Co. Incorporated

Wells Fargo Securities, LLC

Co-Managers:	KeyBanc Capital Markets Inc.

The Williams Capital Group, L.P.

Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll free at 1-800-294-1322, J.P. Morgan Securities Inc. collect at 212-834-4533, Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649, or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.